Exhibit 99.5
[Griffin Financial Group, LLC]
Dear Customer of Penn Millers Insurance Company:
At the request of Penn Millers Insurance Company and its affiliates, we have enclosed materials regarding the offering of common stock in connection with the conversion of Penn Millers Mutual Holding Company from a mutual holding company to a stock holding company. As part of this conversion, Penn Millers Mutual will form Penn Millers Holding Corporation, which will become the parent holding company of Penn Millers Mutual, and Penn Millers Mutual will become the stock holding company of Penn Millers Insurance Company. The enclosed materials include a prospectus and a stock order form, which offer you the opportunity to subscribe for shares of common stock of Penn Millers Holding Corporation. We are also enclosing a questions and answers brochure containing answers to commonly asked questions about the conversion and the offering.
Please read the prospectus carefully before making an investment decision. If you decide to subscribe for shares of common stock, you must return the properly completed and signed stock order form, along with full payment for the shares, to Penn Millers’ Stock Information Center in the accompanying postage-paid envelope marked “STOCK ORDER RETURN.” Your order must be physically received by the Stock Information Center no later than 12:00 noon, Eastern Time, on xxxxxx, xxxxxxxx xx, 2009. If you have any questions after reading the enclosed materials, please call the Stock Information Center at (xxx) xxx-xxxx, Monday through Friday, between the hours of 10:00 a.m. and 4:00 p.m., and ask for a Griffin Financial representative.
We have been asked to forward these documents to you in view of certain requirements of the securities laws of your jurisdiction. We are not recommending or soliciting in any way any action by you with regard to the enclosed material.
Sincerely,
Griffin Financial Group, LLC
This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by means of the Prospectus.
The shares of common stock are not insured and are not guaranteed by Penn Millers Holding Corporation or any of its affiliates or by any Federal or state government or agency.

[Griffin Financial Group Letterhead]
Dear Potential Investor:
     At the request of Penn Millers Holding Corporation, we are enclosing materials regarding the offering of shares of common stock of Penn Millers Holding Corporation in connection with the conversion of Penn Millers Mutual Holding Company from mutual to stock form. Included in this package are the following:
     PROSPECTUS: This document provides detailed information regarding the business operations of Penn Millers Insurance Company and the stock offering by Penn Millers Holding Corporation. Please read the Prospectus carefully, including the “Risk Factors” section, prior to making an investment decision.
     QUESTIONS & ANSWERS BROCHURE: This brochure answers commonly asked questions about the conversion and offering.
     STOCK ORDER FORM: Use this form to subscribe for common stock and mail it, along with full payment for the shares, to Penn Millers’ Stock Information Center in the enclosed postage-paid Order Reply Envelope. Your order must be physically received by the Stock Information Center no later than 12:00 noon, Eastern Time, on                     , 2009.
     Griffin Financial Group, LLC has been retained by Penn Millers Holding Corporation as marketing agent in connection with the stock offering. If you have any questions after reading the enclosed materials, please call the Stock Information Center at 1 (800) xxx-xxxx, Monday through Friday, between the hours of 10:00 a.m. and 4:00 p.m., and ask for a Griffin Financial representative. The Stock Information Center is closed on weekends and bank holidays.
Sincerely,
Griffin Financial Group, LLC
This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus.
The shares of common stock are not insured and are not guaranteed by Penn Millers Holding Corporation or by any Federal or state government or agency.

[Penn Millers Mutual Holding Company]
Dear Member:
The Board of Directors of Penn Millers Mutual Holding Company has voted unanimously in favor of a plan to convert Penn Millers Mutual from a Pennsylvania mutual holding company to a Pennsylvania stock holding company. As part of this plan, we have formed Penn Millers Holding Corporation, which will be offering shares of its common stock in a stock offering and will become the parent holding company of Penn Millers Mutual. We are converting Penn Millers Mutual to stock form in order to raise additional capital that will enable Penn Millers Insurance Company to remain a viable, competitive and financially sound insurance company.
To accomplish the conversion, your participation is extremely important. A special meeting of eligible members of Penn Millers Mutual is being held on October 15, 2009. The members of Penn Millers Mutual consist of the policyholders of Penn Millers Insurance Company as of July 10, 2009. On behalf of the Board, I ask that you help us meet our goal by reading the enclosed material and then casting your vote in favor of the plan of conversion and mailing your signed proxy card immediately in the enclosed [COLOR] postage-paid envelope marked “PROXY RETURN.” Should you choose to attend the special meeting of the members and vote in person, you may do so by giving written notice of revocation to the Secretary of Penn Millers Mutual. If you have multiple insurance policies at Penn Millers Insurance Company, you may receive more than one mailing. If you do receive more than one proxy card, please vote, sign and return each one.
If the plan of conversion is approved, let me assure you that:
•	Existing insurance coverage under your Penn Millers Insurance Company policy will not undergo any change as a result of the conversion.

•	Voting for approval of the plan will not obligate you to buy any shares of common stock in the stock offering.
If you were a member of Penn Millers Mutual as of April 22, 2009, you may also take advantage of your nontransferable rights to subscribe for shares of Penn Millers Holding Corporation common stock on a first priority basis. The enclosed prospectus describes the stock offering and the business of Penn Millers. If you wish to purchase shares of common stock, please complete the stock order form and mail it, along with full payment for the shares to the Stock Information Center in the enclosed [COLOR] postage-paid Order Reply Envelope. Your order must be physically received by Stock Information Center no later than 12:00 noon, Eastern Time, on                     , 2009. Please read the prospectus carefully before making an investment decision.
If you have any questions after reading the enclosed material, please call our Stock Information Center at 1 (800) xxx-xxxx, Monday through Friday, between the hours of 10:00 a.m. and 4:00 p.m.
Sincerely,
Douglas A. Gaudet
President and Chief Executive Officer
This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by means of the Prospectus.
The shares of common stock are not insured and are not guaranteed by Penn Millers Holding Corporation, Penn Millers Insurance Company or by any Federal or state government or agency.

[Penn Millers Holding Corporation]
Dear Potential Investor/Friend:
     I am pleased to tell you about an investment opportunity. In connection with the conversion of Penn Millers Mutual Holding Company from mutual to stock form, Penn Millers Holding Corporation, a newly formed company, will be conducting an initial public offering at a price per share of $10.00. Upon completion of the conversion and related stock offering, Penn Millers Holding Corporation will become the parent holding company of Penn Millers Mutual, and Penn Millers Holding Corporation will be owned by the persons who purchase shares in the offering. No sales commission will be charged to purchasers in this stock offering.
     Before making an investment decision, please carefully review the enclosed Prospectus. If you are interested in purchasing shares of Penn Millers Holding Corporation common stock, complete the enclosed Stock Order Form and return it, with full payment, in the postage-paid Order Reply Envelope provided. If you wish to purchase stock with funds you have in an IRA, call our Stock Information Center promptly for guidance, because IRA-related orders require additional processing time. Stock Order Forms and full payment must be received (not postmarked) by 12:00 noon, Eastern Time, on    , 2009, unless the offering is extended as described in the Prospectus.
     If you have questions regarding the offering, please refer to the Prospectus and Q&A Brochure, or call our Stock Information Center at the number shown below.
Sincerely,
Douglas A. Gaudet
President and Chief Executive Officer
This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by means of the Prospectus.
The shares of common stock are not insured and are not guaranteed by Penn Millers Holding Corporation, Penn Millers Insurance Company, or any of its affiliates or by any Federal or state government or agency.

QUESTIONS?
Call our Stock Information Center, toll free, at 1-800-      -
From 10:00 a.m. to 4:00 p.m., Eastern Time, Monday through Friday
The Stock Information Center is closed on weekends and bank holidays